EXHIBIT 99.1

For Immediate Release                                             April 11, 2005

Contact: Richard G. Harwood, President and CEO
Phone: (423) 623-6088

       United Tennessee Bankshares, Inc. Announces First Quarter Earnings

     United Tennessee Bankshares, Inc. (Nasdaq:UTBI) reported that net income for the three months ended March 31, 2005 increased $85,000, or 21.7% compared to the same three month period in the previous year, from $392,000 to $477,000. The increase in net income is primarily the result of a decrease in compensation and benefits offset by an increase in interest expense for the quarter. Compensation and benefits decreased $226,000 primarily as a result of decreases in expense related to the earnings paid on the directors' long-term incentive and deferred compensation plans, which correspond to the decrease in the price of the Company's stock. The price of Company's stock decreased $1.40 per share from $20.05 as of December 31, 2004 to $18.65 as of March 31, 2005. Interest expense increased $101,000 from $376,000 for the first quarter of 2004 to $477,000 for the first quarter of 2005 as a result of an increase in our cost of funds due to general increases in interest rates.

     Total assets at March 31, 2005 were $118.2 million while total assets at December 31, 2004 were $122.7 million. The decrease in total assets was primarily the result of a decrease in amounts due from depository institutions and investment securities which were used to fund a similar decrease in deposit accounts.

     The Company's equity increased primarily due to net income of $477,000, proceeds from stock options exercised of $68,000 and a decrease in unearned compensation related to the Company's ESOP of $116,000, offset by adecrease due to the cost of stock options surrendered of $55,000 and a decrease in accumulated other comprehensive income of $448,000. The market value of UTBI's investment portfolio decreased due to changes in the current interest rate environment.

     On April 4, 2005, Harland Financial Solutions ("Harland") announced that it is acquiring our third-party data processor, Intrieve, Inc. UTBI will continue its current third-party data processing arrangement with Harland. UTBI owns 4,000 shares of stock in Intrieve, Inc., which is carried at a cost of approximately $105,000. Proceeds from Harland for UTBI's Intrieve, Inc. stock are expected to be received in the next few months, but the exact amount of the proceeds and the amount of our gain on the stock cannot be determined at this time. For more information regarding the purchase of Intrieve, Inc. by Harland, visit www.harlandfinancialsolutions.com.


     Presented below are condensed statements of income for the three-month periods ended March 31, 2005 and 2004 and selected financial condition data as of March 31, 2005 and December 31, 2004.

                        UNITED TENNESSEE BANKSHARES, INC.
                    UNAUDITED CONDENSED STATEMENTS OF INCOME
            FOR THE THREE MONTH PERIODS ENDED MARCH 31, 2005 AND 2004
                                 (In Thousands)

                                                                    Three Months Ended
                                                                         March 31,
                                                                   2005            2004
                                                              ------------    ------------

Interest Income                                                $    1,697       $   1,682
Interest Expense                                                      479             376
                                                              ------------    ------------
Net Interest Income                                                 1,218           1,306
Provision for loan losses                                              18              28
                                                              ------------    ------------
Net interest income after provision for loan losses                 1,200           1,278
Noninterest income                                                    130             130
Noninterest operating expense                                         626             819
                                                              ------------    ------------
Income before income taxes                                            704             589
Income taxes                                                          227             197
                                                              ------------    ------------
Net Income                                                     $      477          $  392
                                                              ============    ============

Earnings per Share:
   Basic                                                       $     0.40         $  0.32
   Diluted                                                     $     0.40         $  0.32

                        UNITED TENNESSEE BANKSHARES, INC.
                        SELECTED FINANCIAL CONDITION DATA
                                 (In Thousands)

                                                                               As of
                                                                           March 31, 2005                 As of
                                                                             (Unaudited)          December 31, 2004
                                                                           --------------         -----------------
Total Assets                                                                   $118,229                 $122,659
Loans Receivable, net                                                            79,294                   78,830
Cash and amounts due from depository institutions                                   623                    3,444
Investment Securities, available for sale, at fair value                         32,860                   35,579
Deposit Accounts                                                                 97,752                  100,919
Equity                                                                           18,564                   18,419